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                                                                      Exhibit 15

The Board of Directors
JLG Industries, Inc.
McConnellsburg, PA 17233

We are aware of the incorporation by reference in the Registration Statements (Form S-3, No. 333-110793, Form S-4, No. 333-99217 and No. 333-107468 and Form
S-8, No. 33-60366; Form S-8, No. 33-61333; Form S-8, No. 33-75746; Form S-8, No.
333-71428; Form S-8, No. 333-71430; Form S-8, No. 333-71432; and Form S-8, No.
333-110798) of JLG Industries, Inc. of our report dated November 12, 2003 except for Note 19 as to which the date is March 11, 2004, relating to the unaudited condensed consolidated interim financial statements of JLG Industries, Inc. which are included in its Form 10-Q/A for the quarter ended October 31, 2003.

                                                           /s/ Ernst & Young LLP

Baltimore, Maryland
March 11, 2004